UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 22, 2015 (October 22, 2015)
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MEAD JOHNSON NUTRITION COMPANY
(Exact Name of Registrant as Specified in Charter)
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Delaware	001-34251	80-0318351
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2701 Patriot Blvd., Glenview, Illinois	60026
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 832-2420

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01:    Entry into a Material Definitive Agreement.

After the close of market on October 22, 2015, Mead Johnson Nutrition Company (the “Company) entered into a $1.0 billion accelerated share repurchase agreement (the “ASR Agreement”) with Goldman, Sachs & Co. (“Goldman”). The Company will acquire the shares under the ASR Agreement as part of its previously announced $1.5 billion share repurchase program.

Pursuant to the terms of the ASR Agreement, on October 27, 2015, the Company will pay Goldman $1.0 billion in cash (the “Repurchase Price”) and will receive an initial delivery of 10,725,552 shares of the Company’s common stock (equivalent to approximately 85% of the number of shares of Company common stock that could be purchased with an amount of cash equal to the Repurchase Price based on the closing price of the Company’s common stock on October 22, 2015). At final settlement, Goldman may be required to deliver additional shares of common stock to the Company, or, under certain circumstances, the Company may be required to deliver shares of its common stock or may elect to make a cash payment to Goldman, based generally on the average of the daily volume-weighted average prices of the Company’s common stock during the term of the ASR Agreement, subject, in part, to certain maximum and minimum prices. The ASR Agreement contains provisions customary for agreements of this type, including provisions for adjustments to the transaction terms, the circumstances generally under which the ASR Agreement may be accelerated, extended or terminated early by Goldman and various acknowledgements, representations and warranties made by the parties to one another. Final settlement of the ASR Agreement is expected to be completed in June 2016, although the settlement may be accelerated at Goldman's option.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEAD JOHNSON NUTRITION COMPANY

Date: October 22, 2015	By:	/s/ Michel Cup
Michel Cup
Executive Vice President and Chief Financial Officer